EXHIBIT 21 — SUBSIDIARIES OF REGISTRANT

	Jurisdiction of	Name Under Which
Subsidiary	Incorporation	Business is Done

Horizon Bank, National Association	United States	Horizon Bank

Horizon Trust & Investment Management, National Association	United States	Horizon Trust and
(a subsidiary of Horizon Bank)		Investment Management

Horizon Insurance Services, Inc.	Indiana	Horizon Insurance
(a subsidiary of Horizon Bank)		Services

Horizon Investments, Inc.	Nevada	Horizon Investments, Inc.
(a subsidiary of Horizon Bank)

Horizon Statutory Trust I	Connecticut

Horizon Bancorp Capital Trust II	Delaware

Alliance Financial Statutory Trust I	Delaware

Horizon Bancorp Capital Trust III	Delaware

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